Exhibit 23.1

Consent of Independent Auditor

Piper Sandler Companies

Minneapolis, Minnesota

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111665, 333-122494, 333-142699, 333-150962, 333-159360, 333-205229, 333-228096, 333-230241, and 333-235311) of Piper Sandler Companies of our reports dated June 28, 2019, May 8, 2018 and March 31, 2017 relating to the consolidated financial statements of SOP Holdings, LLC and Subsidiaries as of and for the year ended December 31, 2018, 2017 and 2016, respectively, which are included in this Current Report on Form 8-K/A (Amendment No.1).

/s/ BDO USA, LLP

New York, New York

March 6, 2020